Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1/A6) of OICco Acquisition IV, Inc. of our report dated May 9, 2011, with respect to the balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the year ended December 31, 2010, for the period from inception on December 21, 2009 to December 31, 2009, and for the period from inception on December 21, 2009 to December 31, 2010 to be included in this Registration Statement (Form S-1/A6).

/s/ Sam Kan & Company ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
December 22, 2011 ___________________________________
Date